Exhibit 2
STOCK PURCHASE AGREEMENT
BETWEEN
CLARCOR INC.,
MKI ACQUISITION COMPANY
MARTIN KURZ & CO., INC.
AND
THE STOCKHOLDERS
OF
MARTIN KURZ & CO., INC.
OCTOBER 19, 2005

ARTICLE I.
DEFINITIONS

1.1	DEFINITIONS	2

ARTICLE II.
PURCHASE AND SALE OF SHARES; PURCHASE PRICE

2.1	PURCHASE AND SALE OF SHARES	14
2.2	PURCHASE PRICE	14
2.3	CLOSING ADJUSTMENT	14
2.4	POST-CLOSING ADJUSTMENT	16

ARTICLE III.
CLOSING

3.1	CLOSING DATE	19
3.2	CLARCOR’S DELIVERIES	20
3.3	THE STOCKHOLDERS’ DELIVERIES	22

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

4.1	ORGANIZATION AND CAPITAL STRUCTURE	25
4.2	SUBSIDIARIES AND INVESTMENTS	26
4.3	AUTHORITY	26
4.4	FINANCIAL STATEMENTS	28
4.5	OPERATIONS SINCE DECEMBER 31, 2004	29
4.6	TAXES	32
4.7	AVAILABILITY OF ASSETS AND LEGALITY OF USE	35
4.8	GOVERNMENTAL PERMITS	36
4.9	BOOKS AND RECORDS	37
4.10	REAL PROPERTY	37
4.11	CONDEMNATION	38
4.12	PERSONAL PROPERTY	38
4.13	PERSONAL PROPERTY LEASES	39
4.14	INTELLECTUAL PROPERTY	39
4.15	ACCOUNTS RECEIVABLE; INVENTORIES	42
4.16	TITLE TO PROPERTY	43
4.17	EMPLOYEE BENEFIT PLANS	43
4.18	CONFLICTS OF INTEREST	46
4.19	EMPLOYEE RELATIONS	47
4.20	CONTRACTS; PRODUCT WARRANTIES	48
4.21	STATUS OF CONTRACTS	50
4.22	NO VIOLATION, LITIGATION OR REGULATORY ACTION	51
4.23	ENVIRONMENTAL MATTERS	52
4.24	INSURANCE	54

4.25	CUSTOMERS AND SUPPLIERS	55
4.26	NO FINDER	55
4.27	NO UNDISCLOSED LIABILITIES	56
4.28	DISCLOSURE	56

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF CLARCOR AND BUYER

5.1	ORGANIZATION AND CAPITAL STRUCTURE	57
5.2	AUTHORITY	57
5.3	NO FINDER	59
5.4	NO PROCEEDINGS	59
5.5	INVESTMENT REPRESENTATION	59

ARTICLE VI.
PRE-CLOSING COVENANTS

6.1	ACCESS AND INVESTIGATION	59
6.2	OPERATION OF THE BUSINESS OF THE COMPANY	60
6.3	NEGATIVE COVENANTS	61
6.4	NOTIFICATION	61
6.5	DELIVERY OF CERTAIN SCHEDULES	62
6.6	NO NEGOTIATION	62
6.7	COMPANY PLAN	63
6.8	TERMINATION OF SHAREHOLDERS AGREEMENT; DISCHARGE OF LIABILITIES	63
6.9	DISTRIBUTIONS	63
6.10	BEST EFFORTS	64

ARTICLE VII.
CONDITIONS PRECEDENT TO PARTIES’ OBLIGATION TO CLOSE

7.1	CONDITIONS PRECEDENT TO BUYER’S AND CLARCOR’S OBLIGATIONS TO CLOSE	64
7.2	CONDITIONS PRECEDENT TO STOCKHOLDERS’ OBLIGATIONS TO CLOSE	66

ARTICLE VIII.
TERMINATION
8.1	TERMINATION EVENTS	67
8.2	EFFECT OF TERMINATION	68

ARTICLE IX.
ADDITIONAL AGREEMENTS

9.1	COVENANT NOT TO COMPETE OR SOLICIT BUSINESS	68
9.2	ELECTION UNDER SECTION 338(H)(10)	70

9.3	USE OF TRADEMARKS AND PATENTS	72
9.4	USE OF NAME	73
9.5	PAYMENT OF EMPLOYEE BONUSES	73
9.6	39 ROSELLE STREET LEASE	73

ARTICLE X.
INDEMNIFICATION

10.1	INDEMNIFICATION BY THE STOCKHOLDERS	74
10.2	INDEMNIFICATION BY CLARCOR	76
10.3	NOTICE AND DETERMINATION OF CLAIMS	78
10.4	THIRD PERSON CLAIMS	80
10.5	SOLE REMEDY	82
10.6	TREATMENT OF INDEMNITY PAYMENTS	82

ARTICLE XI.
TAXES

11.1	LIABILITY FOR TAXES	83
11.2	FILING OF TAX RETURNS	84
11.3	CONTEST PROVISIONS	85
11.4	ASSISTANCE AND COOPERATION	86
11.5	SURVIVAL OF OBLIGATIONS	87
11.6	NO DUPLICATION OF INDEMNITIES	87

ARTICLE XII.
GENERAL PROVISIONS

12.1	SURVIVAL OF OBLIGATIONS	88
12.2	NO PUBLIC ANNOUNCEMENT	88
12.3	NOTICES	88
12.4	SUCCESSORS AND ASSIGNS	90
12.5	ACCESS TO RECORDS AFTER THE CLOSING DATE	90
12.6	ENTIRE AGREEMENT; AMENDMENTS	91
12.7	INTERPRETATION	92
12.8	WAIVERS	92
12.9	FEES AND EXPENSES	93
12.10	PARTIAL INVALIDITY	93
12.11	EXECUTION IN COUNTERPARTS	94
12.12	FURTHER ASSURANCES	94
12.13	GOVERNING LAW	95
12.14	SUBMISSION TO JURISDICTION	95

List of Annexes, Exhibits and Schedules

Annexes
Annex 1	—	Agreed Accounting Principles

Exhibits
Exhibit 1	—	Form of Indemnification Escrow Agreement
Exhibit 2	—	Form of Gross-Up Escrow Agreement
Exhibit 3	—	Form of Amendment to 128 Liberty Avenue Lease
Exhibit 4	—	Form of Amendment to 135 Liberty Avenue Lease
Exhibit 5	—	Form of Kurz Employment and Consulting Agreement
Exhibit 6	—	Certificate of CLARCOR and Buyer
Exhibit 7	—	Form of Stockholder Release
Exhibit 8	—	Certificate of Stockholders
Exhibit 9	—	Gross-Up Amount Formula

Schedules
Schedule 1.1	—	Permitted Encumbrances
Schedule 2.2	—	Allocation of Purchase Price
Schedule 3.2(a)	—	Purchase Price
Schedule 4.1	—	Organization and Capital Structure
Schedule 4.3	—	Authority
Schedule 4.4	—	Financial Statements
Schedule 4.5(a)	—	Operations Since Balance Sheet Date
Schedule 4.5(b)	—	Operations Since Balance Sheet Date
Schedule 4.6	—	Taxes
Schedule 4.7	—	Availability of Assets and Legality of Use
Schedule 4.8	—	Governmental Permits
Schedule 4.10(b)	—	Real Property
Schedule 4.12	—	Personal Property
Schedule 4.13	—	Personal Property Leases
Schedule 4.14(a)	—	Intellectual Property
Schedule 4.14(b)	—	Intellectual Property
Schedule 4.14(c)	—	Intellectual Property
Schedule 4.14(d)	—	Intellectual Property
Schedule 4.14(e)	—	Intellectual Property
Schedule 4.14(f)	—	Intellectual Property
Schedule 4.15	—	Accounts Receivable
Schedule 4.17(a)	—	Employee Benefit Plans
Schedule 4.17(b)	—	Employee Benefit Plans
Schedule 4.17(d)	—	Employee Benefit Plans
Schedule 4.17(f)	—	Employee Benefit Plans
Schedule 4.18	—	Conflicts of Interest
Schedule 4.19	—	Employee Relations
Schedule 4.20	—	Contracts; Products Warranties
Schedule 4.21	—	Status of Contracts

Schedule 4.22	—	No Violation, Litigation or Regulatory Action
Schedule 4.23	—	Environmental Matters
Schedule 4.24	—	Insurance
Schedule 4.25	—	Customers and Suppliers
Schedule 4.27	—	No Undisclosed Liabilities
Schedule 7.1(i)	—	Key Employees

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of October 19, 2005, is by and among CLARCOR Inc., a Delaware corporation (“CLARCOR”), MKI Acquisition Company, a Delaware corporation and an indirect wholly-owned subsidiary of CLARCOR (“Buyer”), Martin Kurz & Co., Inc., a New York corporation (the “Company”), and Eleanor H. Kurz and Douglas L. Kurz (Eleanor H. Kurz and Douglas L. Kurz, individually, a “Stockholder” and collectively, the “Stockholders”).
WITNESSETH:
          WHEREAS, the Company is a New York corporation having an authorized capital of 200 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of which 101 shares (the “Shares”) are issued and outstanding and owned of record and beneficially by the Stockholders; and
          WHEREAS, the Company is engaged in the business of manufacturing and marketing sintered (diffusion bonded) poros metal laminates and related materials, which it sells under its Dynapore™ registered trademark, components and parts fabricated from such materials, and performs annealing of wire mesh as a contract service and heat treating and brazing of metals (the “Business”); and
          WHEREAS, Buyer desires to purchase from the Stockholders and the Stockholders desire to sell to Buyer all of the Shares owned by each of them on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:
ARTICLE I.
DEFINITIONS
          1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
          “138 Liberty Avenue Leased Real Property” means the Leased Real Property located at 138 Liberty Avenue, Mineola, New York.
          “Accounting Firm” has the meaning set forth in Section 2.4(d).
          “Acquisition Expenses” has the meaning set forth in Section 12.9.
          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
          “Agreed Accounting Principles” means the accounting principles, policies and practices of the Company that, except as set forth in Annex 1, are in conformity with GAAP.
          “Agreed Adjustments” has the meaning set forth in Section 2.4(c).
          “Allocation Schedule” has the meaning set forth in Section 9.2(b).

          “Agreement” has the meaning set forth in the recitals hereof.
          “Amendment to 128 Liberty Avenue Lease” has the meaning set forth in Section 3.2(f).
          “Amendment to 135 Liberty Avenue Lease” has the meaning set forth in Section 3.2(f).
          “Balance Sheet” means the balance sheet of the Company as of December 31, 2004 included in Schedule 4.4.
          “Balance Sheet Date” means December 31, 2004.
          “Basket Amount” has the meaning specified in Section 10.1.
          “Benchmark Net Worth” has the meaning set forth in Section 2.3(b).
          “Business” has the meaning specified in the preamble to this Agreement.
          “Business Day” means any day other than Saturday or Sunday or any other day on which banks in New York are permitted or required to be closed.
          “Buyer” has the meaning specified in the first paragraph of this Agreement.
          “Buyer Group” has the meaning set forth in Section 6.1.
          “Buyer Period” means any taxable year or period of the Company (or portion thereof) beginning after the Closing Date or, in the absence of a Section 338(h)(10) Election, on the Closing Date.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.
          “Claim Notice” has the meaning specified in Section 10.3(a).
          “CLARCOR” has the meaning specified in the first paragraph of this Agreement.
          “CLARCOR Group Member” means CLARCOR, Buyer, and their respective officers, directors, agents, Affiliates, and permitted successors and assigns, including, after the Closing Date, the Company.
          “Closing” means the closing of the transactions called for herein in accordance with Article III.
          “Closing Adjustment Amount” has the meaning set forth in Section 2.3(b).
          “Closing Date” has the meaning set forth in Section 3.1.
          “Closing Date Balance Sheet” has the meaning set forth in Section 2.4(b).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Common Stock” has the meaning specified in preamble to this Agreement.
          “Company” has the meaning specified in the preamble to this Agreement.
          “Company Agreements” has the meaning specified in Section 4.21.

          “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor) and that files or has filed a consolidated federal income tax return, or any other group of corporations which, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).
          “Company Property” means the Leased Real Property, all personal property, storage tanks, equipment, machinery and units located therein and any other asset owned, leased or operated by the Company, whether currently or at any previous time.
          “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 15, 2005, by and among the Stockholders, the Company, CLARCOR, and the other affiliates of CLARCOR a party thereto.
          “Contaminant” means any pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any hazardous or toxic constituent of any such substance or waste as defined under any Environmental Law.
          “Court Order” means any judgment, order, award, injunction or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          “Encumbrance” means any lien, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind.
          “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by, such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.
          “Environmental Law” means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” has the meaning specified in Section 4.17(g).
          “Escrow Agent” means the escrow agent under the Indemnification Escrow Agreement and Gross-Up Escrow Agreement.
          “Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a)(i).
          “Estimated Closing Net Worth” has the meaning set forth in Section 2.3(a)(ii).
          “Expense” means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
          “GAAP” means United States generally accepted accounting principles, consistently applied.
          “Governmental Body” means any domestic or foreign, federal, state, local or other governmental authority or regulatory body.
          “Governmental Permits” has the meaning specified in Section 4.8.
          “Gross-Up Amount” has the meaning set forth in Section 9.2(a).
          “Gross-Up Escrow Agreement” means the form of escrow agreement attached hereto as Exhibit 2 (subject to any changes with respect thereto mutually agreed to after the date hereof by the Stockholders, CLARCOR, Buyer and the escrow agent thereunder).
          “Gross-Up Schedule” has the meaning set forth in Section 9.2(a).
          “Indemnification Escrow Agreement” means the form of escrow agreement attached hereto as Exhibit 1 (subject to any changes with respect thereto mutually agreed to after the date hereof by Douglas Kurz, CLARCOR, Buyer and the escrow agent thereunder).
          “Indemnification Escrow Amount” has the meaning set forth in Section 3.2(c).
          “Indemnified Person” has the meaning set forth in Section 10.3(a).
          “Indemnitor” has the meaning set forth in Section 10.3(a).

          “Intellectual Property” has the meaning specified in Section 4.14(a).
          “Interim Financial Statements” has the meaning set forth in Section 4.4.
          “IRS” means the Internal Revenue Service.
          “Knowledge” (or any derivative thereof) means (a) with respect to the Stockholders or the Company, the actual knowledge of Douglas Kurz, after reasonable investigation of the individuals to whom Douglas Kurz would ordinarily consult when investigating the type of matter to which the representation or warranty relates in the ordinary course of performing his duties and obligations to the Company; and (b) with respect to CLARCOR and Buyer, the actual knowledge of the executive officers of CLARCOR and Buyer who have participated in the due diligence investigation of the Company in connection with the transactions contemplated by this Agreement.
          “Kurz Employment and Consulting Agreement” has the meaning set forth in Section 3.2(g).
          “Leased Real Property” has the meaning specified in Section 4.10(b).
          “Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, diminution in value, expenses, deficiencies or other charges, excluding (subject to Section 10.3(c)) consequential damages, special damages and punitive damages.
          “Material Adverse Effect” means any change or effect (or any development that, insofar as can be reasonably foreseen, could result in any change or effect) that is materially adverse to the assets, business, financial condition, prospects or results of operations of the Company, excluding (i) any changes or conditions affecting (x) the industry which the Company serves, obtains its supplies from, or is a part of as a whole as opposed to the Company alone, or (y) the United States economy (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise), (ii) any change resulting from compliance by the Stockholders with the terms of, or the taking of any action contemplated by, this Agreement, or (iii) any customary seasonal and/or cyclical variations affecting the Business.
          “Net Worth” has the meaning set forth in Section 2.4(a)(ii).
          “Non-ERISA Commitments” has the meaning set forth in Section 4.17(b).
          “OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., together with any amendment thereto, any successor statute, and any regulations promulgated thereunder.
          “Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection, (d) all encumbrances affecting title to the Leased Real Property

(excluding the Related Party Leased Real Property) and (e) any liens and encumbrances disclosed on Schedule 1.1.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, other entity or Governmental Body.
          “Plan” has the meaning set forth in Section 6.7.
          “Preliminary Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a)(i).
          “Preliminary Net Worth” has the meaning set forth in Section 2.4(a)(ii).
          “Preliminary Net Worth Report” has the meaning set forth in Section 2.4(a)(iii).
          “Purchase Price” has the meaning specified in Section 2.2.
          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder.
          “Registered Intellectual Property” has the meaning specified in Section 4.14(a).
          “Related Party Leased Real Property” means the Leased Real Property located at 128 Liberty Avenue and 135 Liberty Avenue in Mineola, New York.
          “Related Person” means, with respect to any individual, (a) such individual’s spouse, siblings, children, sibling’s children, or parents, and (b) an entity, the beneficiaries,

stockholders, partners or owners, or persons holding a controlling interest of which consist of such individual and/or such other individuals referred to in clause (a).
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any Company Property.
          “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post remedial investigation, monitoring, operation and maintenance and care.
          “Requirements of Laws” means any domestic or foreign federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.
          “Roselle Street Leased Real Property” means the Leased Real Property located at 39 Roselle Street and 43 Roselle Street in Mineola, New York.
          “Roselle Street Petroleum Tank” means the underground petroleum tank currently located in the alley way between 39 Roselle Street and 43 Roselle Street in Mineola, New York.

          “Roselle Street Petroleum Tank Lease Indemnification Provision” has the meaning set forth in Section 9.6 hereof.
          “Schedules” has the meaning specified in the first paragraph of Article IV.
          “Section 338(h)(10) Elections” has the meaning set forth in Section 9.2(a).
          “Seller Period” means any taxable year or period of the Company (or portion thereof) ending before the Closing Date or, in the event of a Section 338(h)(10) Election, on the Closing Date.
          “Shares” has the meaning specified in the preamble to this Agreement.
          “Shrink Wrap Licenses” has the meaning set forth in Section 4.14(b).
          “Software” has the meaning set forth in Section 4.14(b).
          “Statement of Operations” has the meaning set forth in Section 4.4.
          “Stockholder Closing Documents” means the documents and agreements to be delivered by the Stockholders pursuant to Section 3.3.
          “Stockholders” has the meaning specified in the first paragraph of this Agreement.
          “Straddle Period” means any taxable year or period beginning before and ending on or after the Closing Date.
          “Tax” (and with correlative meaning “Taxes” and “Taxable”) means:

     (i) any federal, state, local or foreign net income, gross income, gross receipts, property, ad valorem, sales, use, transfer, gains, license, franchise, severance, excise, employment, payroll, environmental, windfall profit, withholding, alternative or add on minimum tax, stamp or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by, any Governmental Body; and
     (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of any Company Group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.
          “Tax Claim” has the meaning set forth in Section 11.3.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
          “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to any Company Group.
          “WARN” has the meaning set forth in Section 4.17(d).
          “Welfare Plans” has the meaning set forth in Section 4.17(a).
          “Year-End Financial Statements” has the meaning set forth in Section 4.4.

ARTICLE II.
PURCHASE AND SALE OF SHARES; PURCHASE PRICE
          2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stockholders shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Stockholders, all of the Shares.
          2.2 Purchase Price. In consideration of the purchase and sale of the Shares and the agreement of the Stockholders to the restrictive covenants set forth in Section 9.1 hereof, CLARCOR shall, on behalf of Buyer, pay to the Stockholders the aggregate purchase price of $24,240,000, plus or minus the Closing Adjustment Amount (such purchase price, as adjusted by the Closing Adjustment Amount, the “Purchase Price”), which amount, less the Indemnification Escrow Amount, will be paid by CLARCOR on behalf of Buyer to one or more accounts designated by the Stockholders by wire transfer of immediately available funds at Closing, and which amount will be subject to adjustment following the Closing as provided in Section 2.4. The Stockholders or CLARCOR shall after the Closing pay to the other, as applicable, amounts, if any, due to the other in connection with the Purchase Price adjustment procedures set forth in Section 2.4 herein. The Purchase Price will be allocated between the consideration for the sale of the Shares and the agreement of the Stockholders to the restrictive covenants set forth in Section 9.1 hereof as provided in Schedule 2.2.
          2.3 Closing Adjustment.
          (a) Within five (5) Business Days of the Closing Date, the Stockholders shall:

     (i) prepare, in accordance with the Agreed Accounting Principles, an estimated balance sheet as of the Closing Date with respect to the Company (the “Estimated Closing Date Balance Sheet”);
     (ii) determine from such Estimated Closing Date Balance Sheet the estimated net worth of the Company on the Closing Date (the “Estimated Closing Net Worth”); and
     (iii) deliver to CLARCOR and the Buyer the Estimated Closing Date Balance Sheet, and a certificate setting forth the Estimated Closing Net Worth.
          (b) For purposes of this Agreement, the “Closing Adjustment Amount” (which may be a positive or negative number) will be equal to (i) the Estimated Closing Net Worth, minus (ii) the Benchmark Net Worth. The parties agree that, for the purposes of this Section 2.3, the net worth of the Company as reflected on the balance sheet of the Company as of June 30, 2005, was $3,403,228 (the “Benchmark Net Worth”). If the Closing Adjustment Amount is a positive number, the Purchase Price payable at Closing by CLARCOR pursuant to Section 2.2 will be increased by the amount of the Closing Adjustment Amount. If the Closing Adjustment Amount is a negative number, the Purchase Price payable at Closing by CLARCOR pursuant to Section 2.2 will be reduced by the amount of the Closing Adjustment Amount. Any payments made pursuant to Section 2.3 shall be treated by all parties hereto as an adjustment to the Purchase Price for all purposes, including without limitation for Tax purposes.

          2.4 Post-Closing Adjustment.
          (a) As promptly as practicable following the Closing Date (but not later than 90 days after the Closing Date), the Company shall:
     (i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Closing Date with respect to the Company (the “Preliminary Closing Date Balance Sheet”);
     (ii) determine from such Preliminary Closing Date Balance Sheet the net worth of the Company on the Closing Date (the “Net Worth”) (such Net Worth as determined by the Company being referred to as the “Preliminary Net Worth”); and
     (iii) deliver to the Stockholders the Preliminary Closing Date Balance Sheet, and a certificate setting forth the Preliminary Net Worth (along with a summary of (a) all deviations from the Company’s prior accounting practices which CLARCOR and the Buyer believe are necessary to enable the Preliminary Closing Date Balance Sheet to comply with the Agreed Accounting Principles, and (b) all deviations of the Company’s prior accounting practices from GAAP (to the extent not set forth on Annex 1) in connection therewith) (the “Preliminary Net Worth Report”).
          (b) Promptly following receipt of the Preliminary Net Worth Report, the Stockholders may review the same and, within 60 days after the date of such receipt, may deliver to the Company a certificate setting forth their objections to the Preliminary Closing Date Balance Sheet and the Preliminary Net Worth as set forth in the Preliminary Net Worth Report (which objections may include proposed adjustments related to the proper application of the

Agreed Accounting Principles and the proper application of GAAP (except as otherwise reflected on Annex 1) in the preparation of the Preliminary Closing Date Balance Sheet), together with a summary of the reasons therefore and calculations which, in their view, are necessary to eliminate such objections. In the event the Stockholders do not so object by delivering such certificate within such 60 day period, the Preliminary Closing Date Balance Sheet and the Preliminary Net Worth set forth in the Preliminary Net Worth Report shall be final and binding as the “Closing Date Balance Sheet” and the Net Worth, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (c) In the event Stockholders so object within such 60 day period, CLARCOR, Buyer and Stockholders shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and the Preliminary Net Worth and, in the event CLARCOR, Buyer and the Stockholders so resolve any such differences, the Preliminary Closing Date Balance Sheet and the Preliminary Net Worth set forth in the Preliminary Net Worth Report as adjusted by the Agreed Adjustments shall be final and binding as the Closing Date Balance Sheet and the Net Worth, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (d) In the event and to the extent that such differences are not resolved by Agreed Adjustments within the 30 day period next following such 60-day period, then CLARCOR, Buyer and the Stockholders shall submit the objections that are then unresolved to a firm of certified public accountants mutually acceptable to CLARCOR, Buyer and the Stockholders (the “Accounting Firm”) and such firm shall be directed by CLARCOR, Buyer and the Stockholders to resolve the unresolved objections (based solely on the presentations by CLARCOR and Buyer on the one hand, and by the Stockholders on the other hand, as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable but in any event no later than 30 days after submitting such dispute to the Accounting Firm, and to deliver written notice to each of CLARCOR, Buyer and Stockholders setting forth its resolution of the disputed matters. The Preliminary Closing Date Balance Sheet and the Preliminary Net Worth, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the Closing Date Balance Sheet and the Net Worth, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement. Subject to the preceding sentence, no party may contest the amount payable by CLARCOR or the Stockholders, as applicable, under this Section 2.4 following the date that is thirty (30) days after the resolution of disputed matters by the Accounting Firm.
          (e) At all times until the Closing Date Balance Sheet and Net Worth are final pursuant to the terms herein, the parties hereto shall make available to each other party and their accountants, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare, audit or review the Preliminary Net Worth Report, any objections thereto by the Stockholders or any matters submitted to the Accounting Firm. The fees of the Accounting Firm shall be paid 50% by CLARCOR and 50% by the Stockholders and none of such fees shall be accrued or reflected on the Closing Date Balance Sheet.

          (f) If the Net Worth so determined is greater than the Estimated Closing Net Worth, such excess shall be payable in cash by CLARCOR, on behalf of Buyer, to the Stockholders. Such payments shall occur on or before the 15th day following the date on which the Net Worth becomes final and binding hereunder.
          (g) If the Net Worth so determined is less than the Estimated Closing Net Worth, such deficiency shall be paid by the Stockholders to CLARCOR in cash. Such payment shall occur on or before the 15th day following the date on which the Net Worth becomes final and binding hereunder.
          (h) Any payments made pursuant to Sections 2.4(f) or 2.4(g) shall be treated by all parties hereto as an adjustment to the Purchase Price for all purposes, including without limitation for Tax purposes.
          (i) The parties’ obligations under this Section 2.4 shall survive the Closing.
ARTICLE III.
CLOSING
          3.1 Closing Date. The Closing of the transactions provided for herein will be held at the offices of Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP, 330 Old Country Road, Mineola, New York 11501, at 10:00 a.m. (eastern time) on or about the later of (i) the satisfaction or waiver of all the closing conditions set forth in Sections 7.1 and 7.2 hereof, (ii) November 1, 2005 (such date of Closing, the “Closing Date”), and the Closing shall be deemed effective as of 12:01 a.m. (eastern time) on the Closing Date, provided that the entire Purchase Price payable to the Stockholders is received by the Stockholders by 3:00 p.m. (eastern time) on such date. Notwithstanding the foregoing, in the event that the Closing Date has not occurred on the date determined in the manner specified above, and subject to Article VIII, either CLARCOR or the Stockholders may schedule a date for the Closing upon 30 days prior written notice to the other party in the event that all of the conditions precedent to the Closing obligations of such other party have been satisfied or waived and such date shall be the time of the essence Closing Date. All matters at the Closing shall be considered to take place simultaneously, and no delivery of any document or instrument shall be deemed complete until all transactions and deliveries of documents and instruments and payments contemplated by this Agreement are completed or have been waived by the party to whom delivery or payment was due hereunder. Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligations under this Agreement.
          3.2 CLARCOR’s Deliveries. At the Closing, CLARCOR shall deliver (or shall cause Buyer to deliver) the following:
          (a) to each Stockholder the amount in cash of the Purchase Price in the percentages set forth on Schedule 3.2(a) (minus, in the case of Douglas Kurz, the full amount of the Indemnification Escrow Amount, it being understood that none of the Indemnification Escrow Amount will be deducted from the amount payable to Eleanor Kurz as set forth above) opposite his or her name by wire transfer as directed in writing by the Stockholders (which wire transfer instructions will be delivered by the Stockholders to CLARCOR at least two Business Days prior to the Closing Date);

          (b) to the Stockholders, the Indemnification Escrow Agreement duly executed by CLARCOR and the Buyer;
          (c) to the Escrow Agent, cash in the amount of $2,400,000 (the “Indemnification Escrow Amount”) by wire transfer to be held and disbursed by the Escrow Agent as provided in the Indemnification Escrow Agreement;
          (d) to the Stockholders, the Gross-Up Escrow Agreement duly executed by CLARCOR and the Buyer;
          (e) to the Escrow Agent, cash in the amount of $500,000 by wire transfer to be held and disbursed by the Escrow Agent as provided in the Gross-Up Escrow Agreement;
          (f) to the Stockholders, (x) an amendment to the real property lease of the Company with Eleanor Kurz with respect to the facility of the Company located at 128 Liberty Avenue in the form attached hereto as Exhibit 3 (the “Amendment to 128 Liberty Avenue Lease”), duly executed by the Company, the guaranty of which shall be executed by CLARCOR, and (y) an amendment to the real property lease of the Company with Sunnywood Realty, LLC with respect to the facility of the Company located at 135 Liberty Avenue in the form attached hereto as Exhibit 4 (the “Amendment to 135 Liberty Avenue Lease”), duly executed by the Company, the guaranty of which shall be executed by CLARCOR;
          (g) to Douglas Kurz, an employment and consulting agreement in the form attached hereto as Exhibit 5 (the “Kurz Employment and Consulting Agreement”), duly executed by the Company;

          (h) to the Stockholders, a certificate executed by CLARCOR and Buyer in the form attached hereto as Exhibit 6 as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.2(a) and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2(c);
          (i) to the Stockholders, a certificate of the respective Secretary or an Assistant Secretary of CLARCOR and Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholders, as to (i) the resolutions of the respective Board of Directors of CLARCOR and Buyer authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (ii) the incumbency and signatures of the officers of CLARCOR and Buyer, respectively, executing this Agreement; and
          (j) a certificate of good standing of the Buyer, issued by the Secretary of State of Delaware, dated as of a date not earlier than the tenth Business Day prior to the Closing Date.
          3.3 The Stockholders’ Deliveries. At the Closing, the Stockholders shall deliver (or cause to be delivered) to CLARCOR and Buyer the following:
          (a) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of New York, dated as of a date not earlier than the tenth Business Day prior to the Closing Date;
          (b) a certificate of good standing of the Company, issued by the Secretary of State of New York, dated as of a date not earlier than the tenth Business Day prior to the Closing Date;

          (c) the consents, waivers and approvals set forth on Schedule 4.3, and documents evidencing compliance by the Stockholder with Section 6.8 of this Agreement;
          (d) certificates representing all of the Shares accompanied by stock powers duly endorsed by the record and beneficial holder thereof;
          (e) the Indemnification Escrow Agreement duly executed by Douglas Kurz;
          (f) the Gross-Up Escrow Agreement duly executed by each of the Stockholders;
          (g) the Kurz Employment and Consulting Agreement, duly executed by Douglas Kurz;
          (h) a Release in the form attached hereto as Exhibit 7, duly executed by each of the Stockholders;
          (i) a certificate executed by each of the Stockholders in the form attached hereto as Exhibit 8 as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1(a) and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.1(b);
          (j) the Amendment to 128 Liberty Avenue Lease, duly executed by Eleanor Kurz, and the Amendment to 135 Liberty Avenue Lease, duly executed by Sunnywood Realty, LLC;

          (k) a certificate of the respective Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer and CLARCOR, as to (i) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (ii) the incumbency and signatures of the officers of the Company executing this Agreement;
          (l) an IRS Form 8023 (including all schedules and exhibits thereto), together with any applicable similar state forms, executed by each of the Stockholders;
          (m) omnibus resolutions by unanimous written consent of the directors and stockholders of the Company, confirming and ratifying the due election and appointment of each of the current directors and officers of the Company, and actions taken by the directors and officers of the Company since the formation of the Company, in form reasonably acceptable to CLARCOR and the Buyer; and
          (n) a signed resignation by each of the officers and directors of the Company (other than the resignation of Douglas Kurz as the President of the Company, which will occur effective as of December 31, 2005, pursuant to the terms of the Kurz Employment and Consulting Agreement).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
          As an inducement to CLARCOR and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholders, jointly and severally,

represent and warrant to CLARCOR and Buyer and agree that, except as set forth on the schedules attached hereto (the “Schedules”):
          4.1 Organization and Capital Structure. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.1, which are the only jurisdictions in which the ownership or leasing of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. The Company has full power and authority to own or lease and to operate and use its assets and to carry on the Business as now conducted. True and complete copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company have been delivered or made available to CLARCOR and Buyer.
          The authorized capital of the Company consists of 200 shares of Common Stock, of which 101 shares have been issued and are outstanding, and none are held as treasury shares and none is reserved for any purpose. Except as provided in this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in this Agreement and in Schedule 4.1, the Company is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. None of the outstanding equity securities of the Company was issued in violation of the Securities Act of 1933 or any other Requirement of Law.
          Each Stockholder represents and warrants that except as set forth in this Agreement and in Schedule 4.1, he or she is not a party to, or otherwise has any Knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.
          Each Stockholder represents and warrants that he or she is the record and beneficial owner of the issued and outstanding Shares listed opposite his or her respective name on Schedule 4.1 and that all such Shares are owned free from all Encumbrances, other than Encumbrances listed on Schedule 4.1.
          4.2 Subsidiaries and Investments. The Company does not own, directly or indirectly, any voting securities of or equity interests in any corporation, partnership, joint venture or other entity.
          4.3 Authority. Except as set forth on Schedule 4.3,
          (a) Each of the Stockholders has full power, authority and capacity to execute, deliver and perform this Agreement and the Stockholder Closing Documents; and
          (b) This Agreement and the Stockholders Closing Documents have been duly executed and delivered by each Stockholder and are the legal, valid and binding obligations of each of the Stockholders enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and
          (c) Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or result in the creation or imposition of any Encumbrance upon any material assets of the Company under, (1) the Certificate of Incorporation or Bylaws of the Company; (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any of the Stockholders or the Company is a party or by which any of them is bound, (3) any Court Order to which any of them or the Company is a party or by which any of them is bound, or (4) any material Requirements of Laws affecting any of them or the Company, except for, in the case of clauses (2), (3) or (4) of this subparagraph (i), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and would not materially impair the ability of the Stockholders to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

     (ii) require the approval, consent, authorization or act of, or the making by any of the Stockholders or the Company of any declaration, filing or registration with, any Person, except for such consents, authorizations or approvals which if not obtained would not have a Material Adverse Effect on the Company and would not materially impair the ability of the Stockholders to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
     4.4 Financial Statements. Schedule 4.4 contains (i) the balance sheets of the Company as of December 31, 2004 and 2003 and the related statements of operations and retained earnings (the “Statement of Operations”), and cash flows for the two years then ended (the “Year-End Financial Statements”) together with the appropriate notes to such financial statements and the report with respect to the balance sheet as of December 31, 2004 and the Statement of Operations and Statement of Cash Flows for the year ended of Alan J. Goldberger, Certified Public Accountant, and, (ii) the unaudited balance sheet of the Company as of June 30, 2005 and the related unaudited statement of operations and retained earnings for the six month period then ended (the “Interim Financial Statements”). Except as disclosed in Schedule 4.4, the Year-End Financial Statements and the Interim Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present the financial position of the Company at the dates of such balance sheets and the results of its operations for the respective periods indicated. None of the financial statements referred to in this Section 4.4 contains any material items of special or nonrecurring income except as expressly specified therein. Except as set forth on Schedule 4.4 or in the Interim Financial Statements, the Interim Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. All costs and expenses incurred in generating the revenues reflected in the Year-End Statements and the Interim Financial Statements during the periods covered thereby which are required by GAAP to be reflected in such financial statements are so reflected. The Year-End Financial Statements and Interim Financial Statements have been prepared in accordance with the books and records of the Company, which books and records have been prepared in accordance with Section 4.9. The Estimated Closing Date Balance Sheet will be prepared in good faith by the Stockholders and will, to the Knowledge of the Stockholders, fairly present the estimated financial position of the Company as of the Closing Date and be prepared in accordance with the Agreed Accounting Principles.
     4.5 Operations Since December 31, 2004.
          (a) Except as set forth in Schedule 4.5(a), since the Balance Sheet Date, there has been:
     (i) no Material Adverse Effect; and
     (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Company’s assets.
          (b) Except as set forth in Schedule 4.5(b), since the Balance Sheet Date, the Company has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since such date, the Company has not, except as set forth in Schedule 4.5(b):

     (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;
     (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice;
     (iii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;
     (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest;
     (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;
     (vi) undertaken or committed to undertake capital expenditures exceeding $25,000 for any single project or related series of projects;
     (vii) made, or committed to make, charitable donations in excess of $5,000 in the aggregate;

     (viii) sold, leased (as lessor or lessee), transferred or otherwise disposed of (including any transfers from the Company to any of the Stockholders or any of their respective Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Year-End Financial Statements or any assets acquired by the Company after December 31, 2004, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, and except for Permitted Encumbrances;
     (ix) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;
     (x) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee or lessor, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);
     (xi) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;
     (xii) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

     (xiii) allowed the levels of raw materials, supplies, work in process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained in the Business;
     (xiv) instituted or paid any increase in any compensation payable to any employee of the Company or in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers or employees of the Company;
     (xv) increased or decreased the prices of any of the Company’s products or services other than in the ordinary course of business;
     (xvi) made any material change in the accounting principles and practices from those applied in the preparation of the Year-End Financial Statements;
     (xvii) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice; or
     (xviii) entered into any agreement, whether oral or written, to do any of the foregoing.
     4.6 Taxes.
          (a) Except as set forth on Schedule 4.6, (i) the Company has filed before the date hereof (or will timely file) all Tax Returns required to be filed before the date hereof; (ii) all such Tax Returns are (or will be) complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company and required to be paid before the Closing Date have been (or will be) timely paid or, in the case of Taxes which the Company is presently contesting in good faith, the Company has established an adequate reserve for such Taxes on the Balance Sheet; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have not been audited by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, audit, claim or assessment pending or, to the Knowledge of the Stockholders, proposed or threatened with respect to Taxes of the Company; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or, in the case of any such deficiency or assessment that the Company is presently contesting in good faith, the Company has established an adequate reserve therefor on the Balance Sheet; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate prior to the Closing Date, and the Company will not have any liability thereunder on or after the Closing Date; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due and payable; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld or collected and have been paid or accrued, reserved against and entered on the books of the Company; (xi) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the Company’s liability for Taxes for any taxable period beginning on or after the Closing Date; (xii) as a result of any “closing agreement” (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), installment sale or open transaction disposition made on or prior to the Closing Date, or prepaid amounts received on or prior to the Closing Date, the Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable period beginning on or after the Closing Date; (xiii) no claim has ever been made by a Taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (xiv) the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed, in whole or part, by Section 355 of the Code; and (xv) since December 31, 2002, none of the Stockholders or the Company has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for the Company from any taxable period ending before the Closing Date to any taxable period beginning on or after the Closing Date.
          (b) None of the Stockholders is a “foreign person” for purposes of Section 1445 of the Code.
          (c) The Company is not a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (d) The Company has been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and the Company will be an S Corporation up to and including the Closing Date.” With respect to all states which for state Tax purposes allow a corporation to be treated as an “S corporation” or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly made in such states and the Company has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment. The Company has not, in the past ten years, either (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is or was a qualified Subchapter S subsidiary.
          4.7 Availability of Assets and Legality of Use. Except as set forth in Schedule 4.7, the assets owned or leased by the Company constitute all the assets used in, or necessary for, the Business as conducted immediately prior to the Closing Date (including, but not limited to, all books, records, computers and computer programs and data processing systems). THE STOCKHOLDERS EXPRESSLY DISCLAIM ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, THAT ANY OF THE COMPANY’S TANGIBLE PERSONAL PROPERTY (EXCLUDING THE COMPANY’S INVENTORY, IN RESPECT OF WHICH THE STOCKHOLDERS ARE MAKING ONLY THE REPRESENTATIONS SET FORTH IN SECTION 4.15 HEREOF) IS SUITABLE FOR THE USE INTENDED, MERCHANTABLE, OR IN ANY SUBJECTIVELY DESCRIBED CONDITION SUCH AS “GOOD” OR “SERVICEABLE.” With respect to such tangible personal property, the Stockholders warrant and represent only that since December 31, 2004, such tangible personal property been maintained and serviced in the ordinary course of business, consistent with past practice. Schedule 4.7 also sets forth a description of all material services provided by any Stockholder, or any Affiliate or Related Person of any Stockholder, to the

Company utilizing either (i) assets not owned by the Company as of the Closing Date or (ii) employees not listed in Schedule 4.17(f), and the manner in which the costs of providing such services have been charged to the Company.
          4.8 Governmental Permits. (a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect on the Company. Schedule 4.8 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to CLARCOR.
          (b) Except as set forth in Schedule 4.8, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and, to the Knowledge of the Stockholders, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would be likely to adversely affect in any material respect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to, any Stockholder; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing Date, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.
          4.9 Books and Records. The books of account, stock record books, and other financial records of the Company, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and substantially complete records of all meetings held of, and all material corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee at which material business of the Company was decided on has been held for which minutes have not been prepared and are not contained in such minute books. It is acknowledged, however, that for many years there were no meeting of stockholders or directors of the Company. At the Closing, all of the books and records of the Company will be in the possession of the Company.
          4.10 Real Property.
          (a) The Company does not own any real property.
          (b) Schedule 4.10(b) sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). Except as set forth in Schedule 4.10(b), the Company has the right to quiet enjoyment of all the Leased Real Property for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company in the Leased Real Property is not subject or subordinate to any Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 4.10(b), and except for

Permitted Encumbrances, (i) there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Related Party Leased Real Property by the Company or by any Person other than the Company, (ii) there are no agreements governing or affecting the occupancy or tenancy of the Leased Real Property (other than the Related Party Leased Real Property, in respect of which the Stockholders are making the representations set forth in clause (i) above) executed by the Company, and (iii) to the Knowledge of the Stockholders, there are no other agreements or other documents (other any other agreements listed in Schedule 4.10(b) pursuant to clause (ii) above) governing or affecting the occupancy or tenancy of the Leased Real Property (other than the Related Party Leased Real Property, in respect of which the Stockholders are making the representations set forth in clause (i) above). Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the possession of the Stockholders or the Company and any policies of title insurance currently in force and in the possession of the Stockholders or the Company with respect to each such parcel of Leased Real Property have heretofore been delivered by Stockholders to Buyer.
          4.11 Condemnation. There is no pending suit for condemnation or other taking by any public authority or other Person against the Company with respect to the Leased Real Property, and, to the Knowledge of the Stockholders, no such condemnation or other taking is threatened or contemplated.
          4.12 Personal Property. Schedule 4.12 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by the Company having an original cost of $20,000 or more.

          4.13 Personal Property Leases. Schedule 4.13 contains a brief description of each lease or other agreement or right, whether written or oral, under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $20,000 per year.
          4.14 Intellectual Property. (a) For purposes of this Agreement, (1) “Registered Intellectual Property” means all (w) United States and foreign patents, patent applications, continuations, continuations in part, divisions, reissues and patent disclosures, (x) United States, state and foreign registered trademarks and service marks, logos, trade dress and trade names (including all registered assumed or fictitious names under which the Company is conducting the Business) and applications to register the same, (y) United States and foreign copyrights and pending applications to register the same, and (z) rights in Internet web sites and Internet domain names which are owned, licensed or used by the Company, and (2) “Intellectual Property” means all Registered Intellectual Property, together with any inventions (whether or not patentable), unregistered trademarks and service marks, logos, trade dress and trade names (including all unregistered assumed or fictitious names under which the Company is conducting the Business), ideas, trade secrets, know how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information which are owned by, licensed by or to, or used by the Company. Schedule 4.14(a) lists the following Intellectual Property owned by, licensed by or to, or used by the Company:
     (i) all United States and foreign patents, patent applications, continuations, continuations in part, divisions, reissues and patent disclosures;

     (ii) all registered and unregistered United States, state and foreign trademarks, service marks, logos, trade dress, trade names (including all assumed or fictitious names under which the Company is conducting the Business), and all pending applications for any of the foregoing;
     (iii) all United States and foreign copyrights and pending applications to register the same; and
     (iv) all rights in Internet web sites and Internet domain names.
          (b) Schedule 4.14(b) contains a list (showing in each case any owner, licensor or licensee) of all computer software programs and software systems owned by, licensed to, or used by the Company in the conduct of the Business, including, without limitation, all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form (“Software”), provided, however, that Schedule 4.14(b) does not include Software licensed to the Company as licensee that is available for retail purchase subject to license agreements that become effective when the purchaser of such software breaks the package (“Shrinkwrap Licenses”).
          (c) Schedule 4.14(c) contains a list of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which provide for the Company to grant to any third Persons, or receive from any third Persons, any usage rights for any Intellectual Property or Software, excluding Shrinkwrap Licenses.
          (d) Except as disclosed on Schedule 4.14(d), the Company either: (i) owns the entire right, title and interest in and to the Registered Intellectual Property and Software, free and clear of any Encumbrances; or (ii) has the perpetual, royalty free right to use the same. Except as disclosed on Schedule 4.14(d) (and subject to the exceptions stated therein), the Company, to the actual knowledge of the Stockholders, either: (i) owns the entire right, title and interest in and to all other unregistered Intellectual Property, free and clear of any Encumbrance; or (ii) has the perpetual, royalty free right to use the same.
          (e) Except as disclosed on Schedule 4.14(e), the Company is not in breach of any provision of any material agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property or Software. The transactions contemplated by this Agreement shall have no adverse effect on the validity and enforceability of any of the Company’s rights in the Intellectual Property or Software;
          (f) Except as disclosed on Schedule 4.14(f): (i) all registrations for the Registered Intellectual Property are valid and in force, and all applications to register any Intellectual Property that are pending are in good standing, without, to the Knowledge of the Stockholders, challenge of any kind; (ii) the Company’s rights in the Registered Intellectual Property are valid and enforceable, and, to the actual knowledge of the Stockholders, the Company’s rights in the unregistered Intellectual Property are valid and enforceable; and (iii) the Company has not granted or transferred to any Person the right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company. Correct and complete copies of: (x) registrations for all Registered Intellectual Property identified as being owned by the Company; (y) all pending applications to register Intellectual Property (together with any subsequent correspondence or filings relating to the foregoing); and (z) all items identified in Schedule 4.14(a) have heretofore been delivered or made available by the Company to CLARCOR and Buyer.

          (g) To the Knowledge of the Stockholders, no infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person has occurred or results in any way from the operations of the Business as currently conducted by the Company. The Company has not had written notice of, and the Stockholders have no Knowledge of, any threat or claim against the Company that its operations, activities, products, software, equipment, machinery or processes infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person.
          (h) No Person other than the Company has any legal or equitable interest in the name “Martin Kurz & Co.” (or any variant thereof).
          4.15 Accounts Receivable; Inventories. Except as set forth on Schedule 4.15, all accounts receivable of the Company shown on the Balance Sheet have arisen from bona fide transactions in the ordinary course of the Business. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet in accordance with GAAP. The inventories of the Company (including raw materials, supplies, work in process, finished goods and other materials) as of the Balance Sheet Date are in good, merchantable and useable condition subject to any reserve for obsolescence reflected therein and are reflected in the Balance Sheet at the lower of cost or market. The quantities of the inventories of the Company (including raw materials, supplies, work in process, finished goods and other materials) are not excessive, but are reasonable in the present circumstances of the Company

          4.16 Title to Property. The Company has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances.
          4.17 Employee Benefit Plans. (a) Except as set forth in Schedule 4.17(a), the Company has not ever maintained or been required to make any payment or provide any benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) or any “Multiemployer Plan” as such term is defined in Section 3(37) of ERISA. Set forth in Schedule 4.17(a) is a true and complete list of each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate is or may be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the “Welfare Plans”).
          (b) Set forth in Schedule 4.17(b) is a true and complete list of each of the following to which the Company is a party or with respect to which it is or may be required to make any payment (the “Non-ERISA Commitments”):
     (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy or trust; and

     (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, which are currently in effect with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement, covenant not to compete and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits through the date of termination).
The Company has delivered or made available to CLARCOR and Buyer correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment.
          (c) The Company has delivered or made available to CLARCOR and Buyer with respect to each Welfare Plan, correct and complete copies, where applicable, of all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies.
          (d) There is no pending or, to the Knowledge of the Stockholders, threatened claim in respect of any of the Welfare Plans other than claims for benefits in the ordinary course of business. Except as set forth in Schedule 4.17(d), each of the Welfare Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code. The Company, and each ERISA Affiliate has complied with the health care continuation requirements of Part 6 of Title I of ERISA. The Company has no obligation under any Welfare Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA. The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant. The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.
          (e) The Company does not have any potential liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.
          (f) Schedule 4.17(f) contains: (i) a list of all employees or commission salespersons of the Company as of June 30, 2005 whose then current annual compensation was in excess of $25,000; and (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees or commission salespersons.
          (g) For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the

Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.
          4.18 Conflicts of Interest.
          (a) Except as set forth in Schedule 4.18 or as otherwise disclosed herein, (i) the Company is not party to any written or oral contract with any Stockholder, or any Related Person or Affiliate thereof, (ii) neither the Stockholders nor any Related Person or Affiliate thereof have any direct or indirect interests in the business of the Company’s competitors, suppliers or customers (other than wholly passive and indirect interests through mutual funds and similar investments or ownership of less than 1% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the National Association of Securities Dealers Automated Quotations (NASDAQ) System); and (iii) the Company has not (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) made any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) violated any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) received any illegal discounts or rebates or (E) received notice of any investigation by any Governmental Body.
          (b) Except as set forth in Schedule 4.18 hereto, since December 31, 2002, the Company has not, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, (i) any stockholder of the Company, (ii) any Affiliate of the Company, (iii) any person who is an officer or director of the Company, (iv) any Affiliate or Related Person of any person referred to in clause (i), (ii) or (iii) above. Except as set forth in Schedule 4.18, the Company does not owe any amount in excess of $1,000 to, or have any contract with or commitment to, any stockholder, director, officer or employee of the Company (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such persons owes any amount in excess of $1,000 to the Company.
          (c) Neither the Company, nor to the Knowledge of the Stockholders, any officer, employee or agent or other Person acting on the Company’s behalf has, directly or indirectly, since December 31, 2002, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have a Material Adverse Effect on of the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) which would result in the denial of any deduction under Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.
          4.19 Employee Relations. Schedule 4.19 contains a list of all employees of the Company as of the date hereof. Except as set forth in Schedule 4.19, the Company has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the Knowledge of the Stockholders, the Company’s relations with its employees are satisfactory and none of such employees is ineligible for employment by the Company under applicable federal or state law or regulation relating to immigration or citizenship status. The Company is not a party to any collective bargaining agreement, and the Company is not a party to, and it is not affected by or to the Knowledge of the Stockholders, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. To the Knowledge of the Stockholders, the Company is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company. Schedule 4.19 sets forth a description of any union organizing or election activities involving any non union employees of the Company which have occurred since December 31, 2002 or, to the Knowledge of the Stockholders, are threatened as of the Closing Date. Except as set forth in Schedule 4.19 and subject to general principles related to wrongful termination of employees the employment of each employee of the Company is terminable at will.
          4.20 Contracts; Product Warranties. Except as set forth in Schedule 4.20 (it being acknowledged that the commitments required to be disclosed under clauses (ii) and (iii) below will be disclosed following the execution of this Agreement in accordance with Section 6.5), the Company is not a party to or bound by:
     (i) any contract for the purchase, sale or lease of real property;

     (ii) any commitment to purchase raw materials which the Stockholders reasonably anticipate will involve the payment of more than $20,000 in 2005 or which extends beyond December 31, 2005;
     (iii) any commitments for the sale of goods or services which the Stockholders reasonably anticipate will involve the payment of more than $20,000 in 2005 or which extends beyond December 31, 2005;
     (iv) any commitment, consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which the Stockholders reasonably anticipate will involve the payment of more than $20,000 in 2005 or which extends beyond December 31, 2005;
     (v) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Stockholders or Affiliates of the Company or other Persons;
     (vi) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money or the extension of credit (other than in the ordinary course of business consistent with past practice and other than trade payables) by the Company to any other Person;
     (vii) any agreement with a third Person that restricts the Company from carrying on its business anywhere in the world;

     (viii) any contract which provides for, or relates to, any non competition or confidentiality arrangement with any Person, including any current or former officer or employee of the Company;
     (ix) any contract or group of related contracts for capital expenditures in excess of $20,000 for any single project or related series of projects; or
     (x) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses; or
     (xi) any other contract (not otherwise required to be listed or described in Schedule 4.20) which involves payments or receipts by the Company of more than $20,000 per year.
          Schedule 4.20 also contains a copy of all of the Company’s warranties covering products sold by the Company which have not yet expired and a summary of the warranty expense incurred by the Company during its last three fiscal years.
          4.21 Status of Contracts. Except as set forth in Schedule 4.21, each of the leases, contracts and other agreements listed in Schedules 4.10(b), 4.13, 4.14(c), 4.17(b) and 4.20 (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the Company and is in full force and effect. Except as set forth in Schedule 4.3, the Company is not and will not be required to give any notice to or obtain any consent from any Person under any Company Agreement in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and the Company is not in, or to the Knowledge of the Stockholders, is the Company alleged to be in breach or default under, nor is there, to the Knowledge of the Stockholders, alleged to be any basis for termination of any of the Company Agreements. To the Knowledge of the Stockholders, no other party to any of the Company Agreements has breached or defaulted thereunder. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Company Agreements have been delivered or made available to CLARCOR.
          4.22 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.22:
     (i) The Company and its Business have complied in all material respects with all applicable Requirements of Laws and Court Orders;
     (ii) There are no lawsuits, claims, suits or proceedings pending or, to the Knowledge of the Stockholders, threatened against or affecting the Company, or its assets or business nor, to the Knowledge of the Stockholders, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant;
     (iii) The Company is not subject to any Court Orders; and
     (iv) There is no action, suit or proceeding pending or, to the Knowledge of the Stockholders, threatened against the Company or the Stockholders which questions the legality or propriety of the transactions contemplated by this Agreement.

          4.23 Environmental Matters. Except as set forth in Schedule 4.23:
     (i) The Company’s past and present operations have been and are in material compliance with all applicable Environmental Laws;
     (ii) The Company has obtained all environmental Governmental Permits necessary for the operation of its business, and all such Governmental Permits are in good standing and the Company is in material compliance with all terms and conditions of such permits;
     (iii) Neither the Company, nor any of the Company Properties nor its past or present operations, is subject to any order from or agreement with, or, to the Knowledge of the Stockholders, any on-going investigation by, any Person (including without limitation any prior owner or operator of any Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;
     (iv) The Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;
     (v) The Company has not:
     (a) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;
     (b) filed a notice pursuant to Section 103(c) of CERCLA;

     (c) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or
     (d) filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;
     (vi) There is not now, nor, to the Knowledge of the Stockholders, has there ever been, on or in any Company Property:
     (a) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent that, in either case, requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or
     (b) any underground storage tank or surface impoundment or landfill or waste pile.
     (vii) There is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment other than in accordance with all applicable Environmental Laws;
     (viii) The Company has not received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment on any Company Property or generated by the Company;

     (ix) To the Knowledge of the Stockholders, the Company has not sent or arranged for the transport of any Contaminant to any site listed on the National Priorities List pursuant to CERCLA or that otherwise could give rise to liability on the part of the Company for Remedial Action, Losses or Expenses;
     (x) To the Knowledge of the Stockholders, no Environmental Encumbrance has attached to any Company Property;
     (xi) To the Knowledge of the Stockholders, any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law; and
     (xii) None of the products that the Company manufactures, distributes or sells in connection with the Business, now or in the past, contains asbestos or asbestos-containing material.
          4.24 Insurance. The Company maintains policies of fire and casualty, commercial general liability, workers’ compensation and other forms of insurance and bonds as listed on Schedule 4.24. Schedule 4.24 sets forth a list of all policies of insurance maintained, owned or held by the Company on the Closing Date. The Company has complied with its obligations under each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in Schedule 4.24, the full policy limits (subject to deductibles, exclusions and other terms provided in such policies) are available and unimpaired under each such policy and, to the Knowledge of the Stockholders, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company. Each of such policies is in full force and effect and will not in any material way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has delivered to CLARCOR correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company’s assets, and a list of all claims paid during the Company’s two most recent fiscal years and claims pending on the date hereof.
          4.25 Customers and Suppliers. Set forth in Schedule 4.25 (which Schedule will be delivered by the Stockholders following the execution of this Agreement in accordance with Section 6.5) hereto is (i) a list of names and addresses of the 20 largest customers and the 20 largest suppliers (measured by dollar volume of purchases or sales in each case) of the Business and the percentage of the Business which each such customer or supplier represented during the six-month period ended June 30, 2005; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods currently used by the Company. Except as set forth in Schedule 4.25 (which Schedule will be delivered by the Stockholders following the execution of this Agreement in accordance with Section 6.5), since the Balance Sheet Date, to the Knowledge of the Stockholders, the Company has received no written or oral communication from any such customer or supplier referenced above stating an intention by such customer or supplier to terminate, cancel or materially change its business relationship with the Company.
          4.26 No Finder. Neither the Company, the Stockholders nor any Person acting on behalf of the Company or the Stockholders have paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          4.27 No Undisclosed Liabilities. Except as set forth in Schedule 4.27 or disclosed in other Schedules, the Company is not subject to any liabilities or obligations (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued to otherwise, which are not shown on the Balance Sheet or which are materially in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities and obligations of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.
          4.28 Disclosure. None of the representations or warranties of the Stockholders contained herein, none of the information contained in the Schedules referred to in this Article IV, and none of the other information or documents furnished to CLARCOR or Buyer or any of their representatives by the Stockholders or the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. The Stockholders do not have any actual knowledge of any fact(s) which adversely affect or in the future are likely to adversely affect the Company or its Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF CLARCOR AND BUYER
          As an inducement to the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, CLARCOR and Buyer hereby jointly and severally represent and warrant to the Stockholders and agree as follows:
          5.1 Organization and Capital Structure. CLARCOR and Buyer are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          5.2 Authority. Each of CLARCOR and Buyer has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by CLARCOR and Buyer have been duly authorized and approved by the respective boards of directors of CLARCOR and Buyer and no other corporate proceedings on the part of CLARCOR or Buyer are necessary to authorize this Agreement and the transactions contemplated hereby or to cause the Purchase Price to be paid to the Stockholders. This Agreement has been duly authorized, executed and delivered by CLARCOR and Buyer, is the legal, valid and binding obligation of CLARCOR and Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

           Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of CLARCOR’s or Buyer’s assets under, (1) the Certificate of Incorporation or By laws of CLARCOR or Buyer (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which CLARCOR or Buyer is a party or any of their material assets or business is subject or by which CLARCOR or Buyer is bound, (3) any material Court Order to which CLARCOR or Buyer is a party or by which CLARCOR or Buyer is bound or (4) any material Requirements of Laws affecting CLARCOR or Buyer except for, in the case of clauses (2), (3) or (4) of this subparagraph (i), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on CLARCOR and its subsidiaries taken as a whole and would not materially impair the ability of CLARCOR or Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or
     (ii) require the approval, consent, authorization or act of, or the making by CLARCOR or Buyer of any declaration, filing or registration with, any third Person, except for such filings and consents as may be required in connection with the Taxes described in Article XI, and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on CLARCOR and its subsidiaries, taken as a whole, and would not materially impair the ability of CLARCOR or Buyer to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
          5.3 No Finder. Neither CLARCOR nor Buyer nor any Person acting on behalf of or CLARCOR or Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
          5.4 No Proceedings. There is no pending proceeding or cause of action that has been commenced against CLARCOR or Buyer which challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To CLARCOR’s and Buyer’s Knowledge, no such proceeding or cause of action has been threatened.
          5.5 Investment Representation. The Shares are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act of 1933 or pursuant to an applicable exemption therefrom.
ARTICLE VI.
PRE-CLOSING COVENANTS
          6.1 Access and Investigation. Between the date of this Agreement and the

Closing Date, and upon reasonable advance notice received from Buyer, the Stockholders shall, and shall cause the Company and its representatives to: (a) afford CLARCOR and the Buyer and their respective representatives and agents (collectively, the “Buyer Group”), full and free access, during regular business hours, to the Company’s personnel, properties, contracts, Governmental Permits, books and records, and other documents and data, (b) furnish the Buyer Group with copies of all such contracts, Governmental Permits, books and records, and other existing data as Buyer may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as Buyer may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition of the Company. In addition, Buyer will have the right to have the Leased Real Property inspected by the Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property, and the Stockholders shall use their reasonable best efforts to cause the applicable owners of the Leased Real Property to consent to any environmental testing of such Leased Real Property as may be requested by the Buyer Group between the date of this Agreement and the Closing. All such access shall be exercised by members of the Buyer Group in a manner calculated to minimize interference with the Company’s operations and shall be in accordance with the Stockholders’ reasonable rules and regulations.
          6.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, the Stockholders shall, and shall cause the Company to:
          (a) conduct the business of the Company only in the ordinary course of business;

          (b) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the Company’s officers, employees, and agents, and maintain the Company’s relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;
          (c) confer with Buyer and CLARCOR prior to implementing operational decisions of a material nature; and
          (d) upon the request of CLARCOR, otherwise report periodically to Buyer and CLARCOR concerning the status of the business, operations, and finances of the Company.
          6.3 Negative Covenants. Except as otherwise expressly permitted herein (including under Section 6.9 hereof), between the date of this Agreement and the Closing Date, the Stockholders shall not, and shall cause the Company not to, without the prior written consent of CLARCOR, take any affirmative action, or fail to take any commercially reasonable action within its control, as a result of which any of the changes or events listed in Section 4.5(b) would be likely to occur. In addition, between the date of this Agreement and the Closing Date, the Stockholders shall not cause the Company to, and the Company shall not, enter into any lease agreement with respect to the Leased Real Property located at 39 Roselle Street in Mineola, New York without the prior written consent of CLARCOR.
          6.4 Notification.
          (a) Between the date of this Agreement and the Closing Date, Douglas Kurz shall promptly notify Buyer and CLARCOR in writing if any Stockholder becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Stockholders’ representations and warranties made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Stockholders’ discovery of, such fact or condition. Should any such fact or condition require any change to the Schedules, Douglas Kurz shall promptly deliver to Buyer updated Schedules containing such changes. During the same period, Douglas Kurz also shall promptly notify Buyer and CLARCOR of the occurrence of any breach of any covenant of Stockholders in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.
          (b) Between the date of this Agreement and the Closing Date, Buyer and CLARCOR shall promptly notify the Stockholders in writing if Buyer or CLARCOR becomes aware of any fact or condition that causes or constitutes a material breach of any of Stockholders’ representations and warranties made as of the date of this Agreement.
          6.5 Delivery of Certain Schedules. Notwithstanding anything contained herein to the contrary, (i) within one (1) Business Day of the date of this Agreement, the Stockholders shall deliver Schedule 4.25 to Buyer and CLARCOR, and (ii) within seven (7) days of the date of this Agreement, the Stockholders shall deliver an updated Schedule 4.20 to Buyer and CLARCOR disclosing the commitments required to be disclosed under clauses (ii) and (iii) of Section 4.20.
          6.6 No Negotiation. Until such time as this Agreement is terminated by either party pursuant to Section 8.1, the Stockholders shall not, and shall cause the Company and its representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer and CLARCOR)

relating to any merger, consolidation, business combination or similar transaction involving the Company, or the sale of the business or assets of the Company (other than in the ordinary course of business), or the sale of any capital stock of the Company. The Stockholders shall notify Buyer and CLARCOR of any such inquiry or proposal within two (2) Business Days of receipt or awareness of the same by Stockholders.
          6.7 Company Plan. Upon the delivery of appropriate documentation in respect thereof from CLARCOR to the Stockholders, the Stockholders shall (and CLARCOR shall provide all necessary assistance required to) cause the Company’s “safe harbor” 401(k) pension plan (the “Plan”) to be terminated immediately prior to the Closing. CLARCOR shall cause a defined contribution plan or plans sponsored by CLARCOR to accept direct rollovers (described in Section 402(c) of the Code) of lump sum distributions to which employees of the Company become entitled to under the Plan.
          6.8 Termination of Shareholders Agreement; Discharge of Liabilities. On or prior to the Closing Date, the Stockholders shall cause that certain Shareholders Agreement dated as of January 1, 2004, between the Stockholders to be terminated. CLARCOR and Buyer hereby acknowledge that (A) except as provided in this Section 6.8, any and all liabilities of the Company shall continue to be liabilities of the Company unaffected by the Closing and the transfer of the Shares hereunder, and (B) without limiting the foregoing, the Stockholders are not retaining or assuming any such liabilities of the Company. Nothing in this Section 6.8 shall limit or affect the rights and obligations of the parties to this Agreement under Section 2.3, Section 2.4 or Article X.
          6.9 Distributions. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Closing Date, the Company will be permitted to declare and pay dividends or make other distributions to the Stockholders upon prior written notice thereof to Buyer and CLARCOR; provided, however, that the Stockholders covenant and agree that the amount of cash of the Company as of the Closing Date will be at least $240,000.
          6.10 Best Efforts. Between the date of this Agreement and the Closing Date, each party shall use its best efforts to cause the conditions precedent in Article VII to be satisfied.
ARTICLE VII.
CONDITIONS PRECEDENT TO PARTIES’ OBLIGATION TO CLOSE
          7.1 Conditions Precedent to Buyer’s and CLARCOR’s Obligations to Close. The obligation of Buyer and CLARCOR to purchase the Shares and to take the other actions required to be taken by Buyer and CLARCOR at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and CLARCOR in writing, in whole or in part):
          (a) Each of the representations and warranties of Stockholders in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and each of the representations and warranties of Stockholders in this Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, without giving effect to any supplement to the Schedules delivered by the Stockholders pursuant to Section 6.4.

          (b) Each of the covenants and obligations that Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Each of the consents identified in Schedule 4.3 must have been obtained and must be in full force and effect.
          (d) Stockholders must have caused the documents required to be delivered pursuant to Section 3.3 to be delivered to Buyer and CLARCOR.
          (e) Since the date of this Agreement, there must not have been any Material Adverse Effect.
          (f) Since the date of this Agreement, there must not have been any action, suit or proceeding (i) against the Company or with respect to the Business, or (ii) involving any challenge to, or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering, with any of the transactions contemplated hereby.
          (g) There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.
          (h) The Stockholders must have provided Buyer and CLARCOR and their respective representatives with full access to the Company’s personnel, properties, contracts, Governmental Permits, books and records, and other documents and data in accordance with Section 6.1, and Buyer and CLARCOR must be satisfied based on their due diligence review that there has been no breach of the representations and warranties or the pre-Closing covenants made by Stockholders pursuant to this Agreement. It is acknowledged that the failure of a landlord (other than a landlord with respect to the Related Party Leased Real Property) to permit testing of Leased Real Property between the execution of this Agreement and the Closing shall not, by itself, be a basis for CLARCOR and Buyer to terminate this Agreement because of the failure of a condition precedent.
          (i) Those key employees of the Company identified on Schedule 7.1(i) must remain in the employment of the Company as of the Closing.
          7.2 Conditions Precedent to Stockholders’ Obligations to Close. The Stockholders’ obligation to sell the Shares and to take the other actions required to be taken by Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Stockholders in writing, in whole or in part):
          (a) Each of the representations and warranties of CLARCOR and Buyer in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and each of the representations and warranties of CLARCOR and Buyer in this Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.
          (b) The Purchase Price must be paid in full to the Stockholders and Escrow Agent as provided in Section 3.2 hereof.

          (c) Each of the other covenants and obligations that CLARCOR and Buyer are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (d) CLARCOR and Buyer must have caused the documents required to be delivered pursuant to Section 3.2 to be delivered to the Stockholders.
ARTICLE VIII.
TERMINATION
          8.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:
          (a) by Buyer and CLARCOR if a material breach of any provision of this Agreement has been committed by Stockholders and such breach (if capable of being cured in a 30-day period) has not been cured within 30 days of Stockholders being provided written notice thereof by Buyer and CLARCOR;
          (b) by the Stockholders if a material breach of any provision of this Agreement has been committed by Buyer and CLARCOR and such breach (if capable of being cured in a 30-day period) has not been cured within 30 days of Buyer and CLARCOR being provided written notice thereof by the Stockholders;
          (c) by mutual consent of Buyer, CLARCOR and the Stockholders; or
          (d) by CLARCOR and Buyer, or by the Stockholders, if the Closing has not occurred on or before December 5, 2005, unless the terminating party is in material breach of this Agreement (provided, that in the event Buyer and CLARCOR have provided written notice of a material breach by the Stockholders pursuant to Section 8.1(a) above or the Stockholders have provided written notice of a material breach by the Buyer and CLARCOR pursuant to Section 8.1(b) above prior to December 5, 2005, and any such breach is capable of being cured in a 30-day period, this Agreement may not be terminated pursuant to this Section 8.1(d) until the end of such 30-day period).
          8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations in this Section 8.2 and Article XII will survive; provided, however, that termination of this Agreement will not preclude a party from bringing a claim against any other party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.
ARTICLE IX.
ADDITIONAL AGREEMENTS
          9.1 Covenant Not to Compete or Solicit Business. In furtherance of the transactions hereunder and more effectively to protect the value and goodwill of the assets and business of the Company to be acquired hereby, each of the Stockholders covenants and agrees that, except strictly in connection with the performance of his or her duties as an employee or agent of the Company or an Affiliate of CLARCOR, for a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, he or she will not:
          (a) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, anywhere in the United States of America any business which competes, directly or indirectly, with the Business; or

          (b) induce or attempt to persuade any employee, agent, customer, supplier or other business relation of the Company to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Company;
provided, however, that nothing set forth in this Section 9.1 shall prohibit the Stockholders from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the National Association of Securities Dealers Automated Quotations (NASDAQ) System. In addition, the Stockholders covenant and agree that, following the Closing, neither they nor any of their respective Affiliates will divulge or make use of any trade secrets or other confidential information of the Business or the Company other than to disclose such secrets and information to CLARCOR, Buyer or their Affiliates. Notwithstanding the foregoing, in the event that, following the Closing, any Stockholder is requested or required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or by a court order applicable to such Stockholder or by a governmental agency or body to disclose any such trade secrets or confidential information, such Stockholder shall give CLARCOR at least five (5) Business Days prior notice of the name of the party requesting such information and what information such party is requesting to be disclosed to enable CLARCOR to take such action as CLARCOR may choose to prevent such disclosure. After the expiration of such five (5) Business Days, the Stockholder may furnish that portion (and only that portion) of the information that the Stockholder is legally compelled to disclose and such Stockholder will exercise reasonable efforts, if requested by CLARCOR, and at CLARCOR’s expense, to obtain reliable assurance that confidential treatment will be accorded any information so furnished. Without limiting the right of CLARCOR and Buyer to pursue all other legal and equitable rights available to it for violation of this Section 9.1 by the Stockholders, it is agreed that other remedies cannot fully compensate CLARCOR, Buyer or the Company for such a violation and that CLARCOR, Buyer and the Company shall each be entitled to injunctive relief to prevent violation or continuing violation thereof, without posting any bond or other undertaking. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 9.1, any term, restriction, covenant or promise in this Section 9.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
          9.2 Election Under Section 338(h)(10). (a) At the request of Buyer, Buyer and each of the Stockholders shall make a joint election for the Company under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law with respect to the purchase of the Shares (collectively, the “Section 338(h)(10) Elections”). The Stockholders do not represent that an election under Section 338(h)(10) Election is available to the Buyer in connection with the transactions contemplated by this Agreement, and the Stockholders shall have no liability to any CLARCOR Group Member to the extent that any CLARCOR Group Member suffers Loss or Expense as the result of such Section 338(h)(10) Election not being available. If Buyer requests that the Section 338(h)(10) Elections be made, each of the Stockholders shall provide, within 30 days of the date on which the Buyer delivers to the Stockholders the Allocation Schedule, the Buyer with a schedule (the “Gross-Up Schedule”) showing, in reasonable detail, a determination, calculated in accordance with the formula included in Exhibit 9 hereto, of the amount of additional consideration necessary to be paid to such Stockholder (the “Gross-Up Amount”) such that, after such Stockholder’s payment of federal and state income taxes attributable to the Section 338(h)(10) Elections (including income taxes imposed on the receipt of the Gross-Up Amount), such Stockholder will receive the same amount of consideration it would have received (after payment of federal and state income taxes) had no Section 338(h)(10) Elections been made. If Buyer agrees with the determination of the Stockholders’ Gross-Up Amount and elects to proceed with the Section 338(h)(10) Elections, Buyer shall, as promptly as practical, but in any event no later than seven Business Days after Buyer’s agreement to such amount, pay the Gross-Up Amount to the Stockholders. If Buyer disagrees with the determination of a Stockholder’s Gross-Up Amount, Buyer and the Stockholder shall negotiate in good faith to resolve such disagreement and, assuming Buyer elects to proceed with the Section 338(h)(10) Elections, Buyer shall pay to the Stockholder the amount so agreed upon. In the event such disagreement is not resolved by such good faith negotiations, the parties shall submit their respective calculating of the Gross-up Amount to an Accounting Firm who shall resolve the disagreements pursuant to procedures similar to those set forth in Section 2.4(d).
          Buyer shall prepare and complete an Internal Revenue Service Form 8023 (including any required schedules thereto), and any similar state and foreign forms prior to Closing, and deliver such forms to the Stockholders for their execution prior to the Closing, and the Stockholders shall execute and deliver such forms at Closing pursuant to Section 3.3 hereof. If any changes are required in these forms following the Closing as a result of information which is first available after these forms are prepared, the parties shall promptly agree on such changes.
          (b) If Buyer elects to proceed with the Section 338(h)(10) Elections, within 30 days following the Closing Date, Buyer shall deliver to the Stockholders a schedule (the

“Allocation Schedule”) allocating the Modified Adjusted Deemed Sales Price, as defined in Treas. Reg. § 1.338 - 6, for the Company among the assets of the Company. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the regulations thereunder. The Stockholders agree that promptly upon receiving said Allocation Schedule they shall sign the Allocation Schedule and return an executed copy thereof to Buyer or negotiate with Buyer to agree on revisions to the Allocation Schedule. Buyer and the Stockholders agree to file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule (as originally proposed or as revised, as the case may be) and not to take, or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Elections. The Stockholders shall include any income, gains, loss, deductible or other tax items resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.
          9.3 Use of Trademarks and Patents. From and after the Closing Date, none of the Stockholders shall, without the prior consent of CLARCOR, have the right to use any of the inventions, trademarks, trade names, designs or patents or applications heretofore used or owned by the Company (or to use any patents, inventions, trademarks or tradenames similar thereto or designs imitative thereof) except as officers or agents of the Company in connection with the Business after the Closing Date. From the Closing Date, none of the Stockholders shall have the right to use or to disclose, except in the ordinary course of the Company’s business, to any person, firm or corporation other than CLARCOR and Buyer and their respective employees, agents and representatives, any secret processes, know-how, formulae, trade or business secrets or customer lists of the Company.

          9.4 Use of Name. From and after the Closing Date, the Stockholders shall have no rights to use the name “Martin Kurz & Co., Inc.” and any name similar thereto (including “Martin Kurz & Co.,” “MKI” and “Martin Kurz”); provided, however, that, except as set forth above, after the Closing Date (i) the Company will not have the right to use the name “Kurz” (by itself), and (ii) the Stockholders will be free to use their own names and the name “Kurz” in any manner they desire.
          9.5 Payment of Employee Bonuses. The parties acknowledge and agree that the bonuses to be paid by the Company to its employees for services provided during 2005 will be consistent with the past practices of the Company and will be accrued as a liability on the Estimated Closing Date Balance Sheet and Closing Date Balance Sheet based on the number of days elapsed during 2005 prior to the Closing Date. CLARCOR will cause the Company to pay the full amount of such 2005 bonuses to the employees of the Company following the Closing Date (except to the extent that any such employees are not employed by the Company as of the date of the payment of such bonuses).
          9.6 39 Roselle Street Lease. In the event that, on or after the Closing Date, the Company elects to enter into a written lease agreement with respect to the Leased Real Property located at 39 Roselle Street, Mineola, New York, the Company will attempt in good faith to negotiate such lease agreement to provide that the landlord thereunder will indemnify the Company for all environmental liabilities relating to the Roselle Street Petroleum Tank (such indemnification provision, if included in such lease agreement, the “Roselle Street Petroleum Tank Lease Indemnification Provision”). The Company will give Douglas Kurz (and his counsel) the right to participate in negotiations relating to the Roselle Street Petroleum Tank Indemnification Provision. In the event that such Roselle Street Petroleum Tank Lease

Indemnification Provision is included in such lease agreement, the Company will assign to the Stockholders all indemnification rights of the Company under the Roselle Street Petroleum Tank Lease Indemnification Provision and in all events the Company shall assign to the Stockholders all of its common law and statutory rights to indemnification, contribution and reimbursement in connection with the Contaminants on or affecting the Roselle Street Leased Real Property, in each case, to the extent that Douglas Kurz has indemnified the CLARCOR Group Members in connection therewith pursuant to Article X hereof.
ARTICLE X.
INDEMNIFICATION
          10.1 Indemnification by the Stockholders. Subject to Section 10.3, Section 10.4 and Section 10.5, the Company and Douglas Kurz shall jointly and severally defend (as and to the extent provided in Section 10.3 and Section 10.4 hereof) indemnify and hold harmless each CLARCOR Group Member from and against any and all Loss and Expense incurred by such CLARCOR Group Member, whether or not involving a third-party claim, in connection with or arising from:
          (a) any breach or failure to perform by the Stockholders of any of their respective agreements, covenants or obligations in this Agreement or any certificate or document delivered by Stockholders pursuant to this Agreement;
          (b) any breach of any warranty or the inaccuracy of any representation or warranty of the Stockholders contained in this Agreement or any certificate or document delivered by Stockholders pursuant to this Agreement;

          (c) any product liability or similar claims arising in connection with products of the Company sold prior to the Closing Date;
          (d) the Release of any petroleum from the Roselle Street Petroleum Tank prior to the Closing Date into or onto the Roselle Street Leased Real Property or any property geologically or hydrologically adjoining the Roselle Street Leased Real Property; or
          (e) the Release of any Contaminants from the 1970 chromium works facility located at the 138 Liberty Avenue Leased Real Property (as disclosed in the Phase I Environmental Site Assessment dated August 18, 2005 delivered to CLARCOR) prior to the Closing Date into or onto the 138 Liberty Avenue Leased Real Property or any property geologically or hydrologically adjoining the 138 Liberty Avenue Leased Real Property;
provided, however, that, notwithstanding anything herein to the contrary: (i) Douglas Kurz shall be required to indemnify and hold harmless under this Section 10.1 with respect to any breach of Article IV (other than Sections 4.1, 4.6, and 4.16, as to which this proviso shall not apply) and/or any claim for indemnification under Section 10.1(c) hereof only if the aggregate amount of Loss and Expense borne by the CLARCOR Group Members under this Section 10.1 exceeds $100,000 (the “Basket Amount”) and then only to the extent of such excess; (ii) Douglas Kurz’s obligation to indemnify and hold harmless pursuant to this Section 10.1 (other than in respect of Section 4.6 or Article XI or pursuant to Section 10.1(d) above) shall be limited to the payment by Douglas Kurz of cash in the aggregate amount of $2,400,000; and (iii) after the Closing the obligation of the Company to indemnify the CLARCOR Group Members pursuant to this Section 10.1 will terminate and be of no further force and effect.

          The indemnification provided for in this Section 10.1 shall terminate on the date that is 18 months following the Closing Date (and no claims shall be made by any CLARCOR Group Member under this Section 10.1 thereafter), except that the indemnification obligation of Douglas Kurz shall continue as to:
    (a) the representations and warranties set forth in Sections 4.1, 4.6, and 4.16 and the covenants of Stockholders set forth in Sections 9.3, 9.4, 12.9 and 12.12, and Article XI, as to all of which no time limitation shall apply;
    (b) the covenant set forth in Section 9.1, as to which the indemnification provided for in this Section 10.1 shall terminate 60 days after the expiration of the noncompetition period provided for therein (excluding the confidentiality restrictions set forth therein, as to which no time limitation will apply); and
    (c) any Loss or Expense of which any CLARCOR Group Member has notified Douglas Kurz in accordance with the requirements of Section 10.3 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 10.1 and 10.4, as to which the indemnification obligation of Douglas Kurz shall continue until the liability of Douglas Kurz shall have been determined pursuant to this Article X, and Douglas Kurz shall have reimbursed all CLARCOR Group Members for the full amount of such Loss and Expense for which the Douglas Kurz is responsible in accordance with this Article X.
          10.2 Indemnification by CLARCOR. Subject to Section 10.3, Section 10.4 and Section 10.5, CLARCOR shall defend (as and to the extent provided in Section 10.3 and Section 10.4 hereof) indemnify and hold harmless the Stockholders from and against any and all

          Loss and Expense incurred by the Stockholders, whether or not involving a third-party claim, in connection with or arising from:
          (a) any breach or failure to perform, by CLARCOR or Buyer of any of its agreements, covenants or obligations in this Agreement or any certificate or document delivered by Buyer or CLARCOR pursuant to this Agreement, including but not limited to its obligations under Article XI hereof;
          (b) any breach of any warranty or the inaccuracy of any representation of CLARCOR and Buyer contained in this Agreement or any certificate or document delivered by Buyer or CLARCOR pursuant to this Agreement;
          (c) any goods sold or services provided by the Company, or any alleged actions or inactions of, the Company or any CLARCOR Group Member (or any shareholders, directors or officers thereof) in connection with the operation of the business of the Company following the Closing; and
          (d) the termination of the Company’s 401(k) plan and/or the acceptance of direct rollovers of lump sump distributions from the Company’s 401(k) plan pursuant to Section 6.7 hereof, except to the extent that any such liabilities, costs or expenses arise out of any breach of any representation, covenant or obligation of the Stockholders hereunder (including the representation set forth in Section 4.17 hereof), for which Douglas Kurz will be responsible as provided in Section 10.1 hereof;
provided, however, that notwithstanding anything herein to the contrary (i) CLARCOR shall be required to indemnify and hold harmless under Sections 10.2 with respect to any breach of Article V only if the aggregate amount of Loss and Expense borne by the Stockholders exceed the Basket Amount and then only to the extent of such excess; and (ii) the obligation of

CLARCOR to indemnify and hold harmless pursuant to Section 10.2(a) and 10.2(b) (other than in respect of Article XI) shall be limited to an aggregate payment by CLARCOR of cash in the amount of $2,400,000.
          The indemnification provided for in Sections 10.2(a) and 10.2(b) shall terminate on the date that is 18 months following the Closing Date (and no claims shall be made by the Stockholders under Sections 10.2(a) and 10.2(b) thereafter), except that the indemnification obligation of CLARCOR shall continue as to:
          (a) the covenants of CLARCOR set forth in Sections 6.8, 9.2, 10.2(c), 10.2(d) and 12.9, 12.12 and Article XI, as to all of which no time limitation shall apply; and
          (b) any Loss or Expense of which the Stockholders have notified CLARCOR in accordance with the requirements of Section 10.3 or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 10.2, as to which the indemnification obligation of CLARCOR shall continue until the liability of CLARCOR shall have been determined pursuant to this Article X, and CLARCOR shall have reimbursed the Stockholders for the full amount of such Loss and Expense for which CLARCOR is responsible in accordance with this Article X.
          10.3 Notice and Determination of Claims. (a) Subject to the limitations of this Article X, if any CLARCOR Group Member (with respect to Section 10.1) or the Stockholders (with respect to Section 10.2) has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue any Loss or Expense for which indemnity is available to such respective party under said Section 10.1 or Section 10.2, as the case may be, such CLARCOR Group Member or the Stockholders, as the case may be (the “Indemnified

Person”), shall so notify the parties obligated to provide indemnification to such Indemnified Person (the “Indemnitor”) in accordance with the provisions of this Article X, promptly in writing and in accordance with Section 12.3 (a “Claim Notice”) describing such Loss or Expense, the amount thereof, or if unknown, a reasonable estimate thereof, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by the Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Article X except to the extent that such Indemnitor is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Article X, such Indemnified Person shall promptly notify the Indemnitor of such action or suit as specified in this Section 10.3.
          (b) Insurance. In calculating any Loss or Expense, there shall be deducted any insurance recovery actually received by an Indemnified Person in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). The parties agree to use reasonable efforts, in good faith, to collect all available insurance proceeds and the amount of any such recoveries shall reduce the amount by which indemnity hereunder would otherwise be available as set forth above.
          (c) Punitive and Other Damages. No party shall be obligated to indemnify any other party hereunder to the extent that any Loss or Expense constitutes punitive, special, indirect or consequential damages, except in any case in which such Loss or Expense arises under Section 10.4.
          (d) Determination. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Person shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
          (e) Conflicts. If there shall be any conflicts between the provisions of this Article X and Section 11.3 (relating to Tax contests), the provisions of Section 11.3 shall control with respect to Tax contests.
          10.4 Third Person Claims. (a) In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third Person, the Indemnified Persons shall, if possible, give notice thereof to the Indemnitor not later than 14 days after receipt of a written claim or notice; provided, however, that, so long as the Indemnified Person has provided a good faith notice within the time periods set out in Sections 10.1 and 10.2 , the omission by such Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Article X except to the extent that the Indemnifying Person is materially damaged as a result of such failure to give notice.

          The Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Person as to which indemnification will be sought by any Indemnified Person from any Indemnitor hereunder, if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor is obligated to provide indemnification to the Indemnified Person in respect thereof, and in any such case the Indemnified Person shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that:
          (1) subject to the succeeding clause (2), the Indemnified Person may participate, through counsel chosen by it in its sole discretion and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof;
          (2) in the event the Indemnitor does not comply with this Section 10.4 or does not or ceases to conduct the defense of such claim actively and diligently (following notice thereof by the Indemnified Party and a reasonable opportunity to cure by the Indemnitor), (a) the Indemnified Party may defend against, and with the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) consent to the entry of any judgment or enter into any settlement with respect to, such claim, (b) the Indemnitor will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys’ fees and expenses and (c) the Indemnitor will remain responsible for any Losses or Expenses the Indemnified Party may suffer as a result of such claim to the full extent provided in Section 10.1 or Section 10.2, as the case may be.

          (3) without the prior written consent of the Indemnified Person, the Indemnitor will not enter into any settlement of any third Person claim which would lead to (a) any criminal liability or (b) civil liability or create any financial or other obligation on the part of the Indemnified Person which is not paid or reimbursed in full by the Indemnitor on account of its indemnification obligations hereunder. Notwithstanding the foregoing, the Indemnified Person shall have the right to pay, settle or compromise any such claim, action or suit without the consent of the Indemnitor, provided that in such event the Indemnified Person shall waive any right to indemnity therefor hereunder unless such consent was unreasonably withheld.
          10.5 Sole Remedy. The sole remedy of any CLARCOR Group Member, Buyer and the Stockholders for any claim for damages resulting or arising in any manner from or with respect to this Agreement or the transactions contemplated hereby, whether such claims arise out of contract, tort or violation of law, shall be a claim for Loss and Expense made pursuant to, and subject to the limitations of, this Article X; provided that (i) nothing in this Article X shall effect the operation of Section 2.3 or Section 2.4 or limit the amount of any adjustment in the Purchase Price thereunder; and (ii) the foregoing restriction will not limit claims for injunctive relief or claims based on the fraudulent misconduct of the other party.
          10.6 Treatment of Indemnity Payments. Any indemnification payments made by Douglas Kurz under this Article X will be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE XI.
TAXES
          11.1 Liability for Taxes. (a) Except as shown as a liability or reserve on the Closing Date Balance Sheet, Douglas Kurz shall be liable for, and shall defend, hold harmless and indemnify each CLARCOR Group Member against, all Taxes imposed on the Company as a result of having been a member of a Company Group (including, without limitation, Taxes for which the Company may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group) or for which the Company may otherwise be liable in respect of Taxes payable in respect of any Seller Period and, with respect to any Straddle Period, the portion of such Straddle Period constituting a Seller Period.
          (b) CLARCOR shall be liable for, and shall defend, hold harmless and indemnify Stockholders against, Taxes imposed on the Company for any Buyer Period and, with respect to any Straddle Period, any portion of such Straddle Period constituting a Buyer Period.
          (c) For purposes of paragraphs (a) and (b) of this Section 11.1, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between the Seller Period and Buyer Period includible in such Straddle Period on a “closing of the books basis” by assuming that the books of the Company were closed at the end of the Seller Period, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two periods on a daily basis.

          (d) All sales, use, transfer, documentary, stamp, registration, conveyance, value added or other similar taxes, duties, fees, excises or governmental charges (including any penalties and interest) imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing, notarial fees and other similar costs of Closing with respect to the transfer of the Shares will be borne by the Stockholders, jointly and severally. The Stockholders shall be responsible for all taxes attributable to the Company’s operations for all Seller Periods, and CLARCOR, Buyer and the Company shall be jointly and severally responsible for all taxes attributable to the Company’s operations for all Buyer Periods.
          11.2 Filing of Tax Returns. The Stockholders shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for any Seller Period, and the Stockholders shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and CLARCOR shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for any Buyer Period or Straddle Period and, except as provided in Section 11.1(a) above, CLARCOR shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Any Tax Return required to be filed by CLARCOR pursuant to this Section 11.2 relating in whole or in part to Taxes for which the Stockholders are liable pursuant to Section 11.1 shall be submitted to the Stockholders for the Stockholders’ approval not later than 30 days prior to the due date for the filing of such Tax Return, including extensions. The Stockholders or CLARCOR shall pay the other party for the Taxes for which the Stockholders or CLARCOR, respectively, are liable pursuant to Section 11.1 but which are payable with any Tax Return to be filed by the other party pursuant to this Section 11.2 upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by the Stockholders or CLARCOR, as the case may be, but in no event earlier than 15 days prior to the due date for the filing of such Tax Return, including extensions. All Tax Returns which the Stockholders are required to file or cause to be filed in accordance with this Section 11.2 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions which would have the effect of deferring income to periods for which CLARCOR is liable or accelerating deductions to periods for which the Stockholders are liable) and shall be submitted to CLARCOR as a courtesy not later than 30 days prior to the due date for the filing of such Tax Returns, including extensions. All Tax Returns which CLARCOR is required to file or cause to be filed in accordance with this Section 11.2 in any Straddle Period shall be prepared and filed in a manner consistent with past practice and, in such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. In the event a Section 338(h)(10) Election is made, all income realized by the Company on the Closing Date shall be reported by the Stockholders on their Federal income tax returns. CLARCOR and Buyer covenant that they will conduct the business of the Company on the Closing Date in its usual and ordinary course and will not cause or permit the Company to engage in any transaction on such date that would accelerate the receipt of income or entitlement to deductions that otherwise would have been realized following the Closing Date.
     11.3 Contest Provisions. CLARCOR shall notify the Stockholders in writing upon receipt by CLARCOR, Buyer or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Stockholders would be required to indemnify CLARCOR pursuant to this Article XI (collectively, a “Tax Claim”), provided that failure to comply with this provision shall not affect CLARCOR’s right to indemnification hereunder except to the extent such failure materially impairs the Stockholders’ ability to contest any such Tax liabilities or audits or assessments that could affect the Tax liabilities of the Stockholders.
     The Stockholders shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to a Seller Period or the portion of a Straddle Period that constitutes a Seller Period, and to employ counsel of their choice at their expense, provided, however, that CLARCOR and its representatives shall be permitted, at CLARCOR’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, the Stockholders shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes without the prior written consent of CLARCOR, which consent may not be unreasonably withheld so long as the Stockholders either (a) have paid all sums settled upon as due and owing or (b) have indemnified the CLARCOR Group Members in a manner reasonably acceptable to CLARCOR in connection therewith.
     11.4 Assistance and Cooperation. After the Closing Date, each of the Stockholders and CLARCOR shall (and cause their respective Affiliates to):
     (a) promptly sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 11.1;

     (b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.2;
     (c) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company for Seller Periods and for any Straddle Periods;
     (d) use commercially reasonable efforts to make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company for Seller Periods and for any Straddle Periods;
     (e) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article XI; and
     (f) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period described in Section 11.4(e).
     11.5 Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article XI shall remain in effect without limitation as to time.
     11.6 No Duplication of Indemnities. To the extent that the provisions of this Article XI conflict with the provisions of Article X, the provisions of this Article XI shall control, and no double payment shall be made with respect to any breach or alleged breach of any representation or warranty contained in Section 4.6.

ARTICLE XII.
GENERAL PROVISIONS
     12.1 Survival of Obligations. Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.
     12.2 No Public Announcement. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case such party shall so advise the other parties and all parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations. Information with respect to the Purchase Price received by the Stockholders will not be disclosed by CLARCOR or the Buyer to persons who are not employees, officers, directors or stockholders of CLARCOR Group Members (it being acknowledged that any disclosure of such information by CLARCOR in its financial statements and/or in filings made with the Securities and Exchange Commissions will not be a violation of the foregoing restriction).
     12.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given or delivered when (a) on the same day when delivered personally or by the courier to the party to whom addressed, (b) or four days after being mailed by registered or certified mail, return receipt requested, or (c) one Business Day after being sent by private overnight courier addressed as follows:
     If to CLARCOR, Buyer or (after the Closing) the Company, to:
CLARCOR Inc.
840 Crescent Centre Drive
Suite 600
Franklin, TN 37067
Attention: General Counsel
If to the Stockholders or (prior to the Closing) the Company, to:
Eleanor A. Kurz
2 Woodland Drive
Sands Point, New York 11050
Douglas L. Kurz
6 Woodland Drive
Sands Point, New York 11050
with simultaneous copies in like manner with respect to all notices sent prior to
Closing to:
Peter Alpert, Esq.
Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP
330 Old Country Road
P.O. Box 31
Mineola, New York 11501

     or to such other addresses as the parties hereto may designate by written notice.
     12.4 Successors and Assigns. (a) The rights of a party under this Agreement shall not be assignable by such party without the prior written consent of each of the other parties hereto, except that CLARCOR or Buyer may assign this Agreement (i) to any Affiliate of such entity, or (ii) in connection with the sale of all or substantially all of the assets of such entity.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns of any party hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (and in the case of CLARCOR or the Buyer, whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.
     12.5 Access to Records After the Closing Date. For a period of seven years after the Closing Date (or such longer period as may be required by law or any ongoing legal proceeding relating to this Agreement), the Stockholders and their representatives shall have reasonable access to all of the books and records of the Company, including the right to make copies or extracts therefrom, with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by the Stockholders in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. The Company shall afford such access upon receipt of reasonable advance notice and during normal business hours. The Stockholders shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.5. If the Company shall desire to dispose of any of such books and records prior to the expiration of such seven year period, the Company, prior to such disposition, shall give the Stockholders written notice thereof and a reasonable opportunity, at the Stockholder’s expense, to segregate and remove such books and records as Stockholders may select.
     For a period of seven years after the Closing Date (or such longer period as may be required by law or any ongoing legal proceeding relating to this Agreement), CLARCOR and the Buyer shall have reasonable access to all of the books and records relating to the Company or its assets or Business which the Stockholders may retain after the Closing Date in accordance with the terms herein. Such access shall be afforded by the Stockholders upon receipt of reasonable advance notice and during normal business hours. CLARCOR shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.5. If the Stockholders shall desire to dispose of any of such books and records prior to the expiration of such seven year period, they shall, prior to such disposition, give CLARCOR reasonable opportunity, at CLARCOR’s expense, to segregate and remove such books and records as CLARCOR may select.
     12.6 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain (together with the Confidentiality Agreement) the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements and understandings (whether written or oral) between or among any of the parties hereto and their Affiliates (other than the Confidentiality Agreement). It is acknowledged and agreed that the provisions of the Confidentiality Agreement with respect to the use, disclosure and return of Information (as defined in the Confidentiality Agreement) will apply to all such Information provided by the Stockholders or the Company to any CLARCOR Group Member between the date of this Agreement and the Closing as if such Information had been provided by the Stockholders or the Company prior to the execution and delivery of this Agreement; provided, however, that nothing contained herein or in the Confidentiality Agreement will apply to or restrict in any matter any CLARCOR Group Member’s use of any confidential information or trade secrets of the Company on and after the Closing Date. This Agreement shall not be amended, modified or supplemented except by a written instrument duly signed by each of the parties hereto.
     12.7 Interpretation. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
     12.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is duly authorized in writing by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     12.9 Fees and Expenses. Except as otherwise provided in this Section 12.9, each of the parties hereto shall bear its own costs and expenses including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors, incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the “Acquisition Expenses”); provided, however, that the Acquisition Expenses of (i) the Company incurred by the Company prior to the Closing Date, and (ii) the Stockholders shall be borne entirely by the Stockholders jointly and severally, and either (A) on the Closing Date the Stockholders shall reimburse the Company for any Acquisition Expenses paid by the Company prior to the Closing Date in connection with the foregoing or (B) the Acquisition Expenses not reimbursed by the Stockholders prior to the Closing Date shall be accrued as a liability on the Closing Date Balance Sheet. The Stockholders shall furnish CLARCOR with documentation at the Closing demonstrating any reimbursement required by the immediately preceding sentence.
     12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     12.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.
     12.12 Further Assurances. From time to time after the Closing Date, the officers and directors of the Company holding such offices prior to the Closing Date, shall be authorized to execute and deliver, in the name and on behalf, of the Company, such deeds and other instruments and to take or cause to be taken such further or other action as shall be reasonably necessary or desirable, at the sole cost and expense of the Company, in order to vest or perfect in or to confirm, of record or otherwise, in CLARCOR, Buyer and/or the Company title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of the Company in accordance with this Agreement and otherwise carry out the purposes of this Agreement. With respect to any license, certificate, approval, authorization, agreement, contract, lease, easement and other commitment included in the assets of the Company which requires the consent of any third Person, if any such consent has not been obtained prior to the Closing Date, upon the reasonable request of CLARCOR and Buyer, the Stockholders shall cooperate with the Company, CLARCOR and Buyer, at the sole cost and expense of the Company, CLARCOR and Buyer, respectively, in using the reasonable best efforts of the Stockholders to obtain such consent promptly, and, if any such consent is unobtainable, the Stockholders shall use reasonable best efforts to secure for the benefit of the Company, CLARCOR and Buyer the benefits thereof in some other reasonable manner.
     12.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.
     12.14 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the United States District Court for the Eastern District of the State of New York and the jurisdiction of any court of the State of New York sitting in Nassau County, irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding, agrees that all suits, actions or proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby will be heard and determined only in any such courts, and agrees not to bring any suits, actions or proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby in any other courts.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CLARCOR INC.

By:	/s/ Norman E. Johnson

Name:	Norman E. Johnson
Title:	Chairman of the Board, President and Chief Executive Officer

MKI Acquisition Company

By:	/s/ Bruce A. Klein

Name:	Bruce A. Klein
Title:	Vice President

Martin Kurz & Co., Inc.

By:	/s/ Douglas L. Kurz

Name:	Douglas L. Kurz
Title:	President

THE STOCKHOLDERS:

/s/ Douglas L. Kurz, her attorney in fact

Eleanor H. Kurz

/s/ Douglas L. Kurz

Douglas L. Kurz

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